                                                                   Exhibit 10.20

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG


                            SATELLINK PAGING, LLC,

                                      AND

                          HYDE'S STAY IN TOUCH, INC.

                                      AND

                              R. DANIEL HYDE, JR.

                           DATED AS OF APRIL 9, 1998

                                                                    Page
                                                                    ----
                                   CONTENTS
PARTIES.............................................................   1

PREAMBLE............................................................   1

ARTICLE 1 - PURCHASE AND SALE.......................................   1

   1.1   Purchase and Sale..........................................   1
   1.2   Time and Place of Closing..................................   1
   1.3   Closing Balance Sheet......................................   2

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF HYDE'S AND THE
SHAREHOLDER.........................................................   3

   2.1   Organization, Standing, and Power..........................   3
   2.2   Authority of Hyde's; No Breach By Agreement................   3
   2.3   Authority of Shareholder; No Breach By Agreement...........   4
   2.4   Capital Stock..............................................   4
   2.5   Hyde's Subsidiaries........................................   5
   2.6   Financial Statements.......................................   5
   2.7   Absence of Undisclosed Liabilities.........................   5
   2.8   Absence of Certain Changes or Events.......................   5
   2.9   Tax Matters................................................   6
   2.10  Assets.....................................................   7
   2.11  Intellectual Property......................................   7
   2.12  Environmental Matters......................................   8
   2.13  Compliance with Laws.......................................   9
   2.14  Labor Relations............................................   9
   2.15  Employee Benefit Plans.....................................   9
   2.16  Material Contracts.........................................  10
   2.17  Legal Proceedings..........................................  11
   2.18  Reports....................................................  11
   2.19  Statements True and Correct................................  11
   2.20  Regulatory Matters.........................................  11
   2.21  Charter Provisions.........................................  12
   2.22  Consents and Approvals.....................................  12
   2.23  Brokerage..................................................  12

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SATELLINK.............  12

   3.1   Organization, Standing, and Power..........................  12
   3.2   Authority; No Breach By Agreement..........................  12
   3.3   Brokerage..................................................  13

ARTICLE 4 - CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS.............  13

   4.1   Operation of Business Pending Closing......................  13
   4.2   Access to Information......................................  14
   4.3   Schedules..................................................  14
   4.4   Best Efforts...............................................  14
   4.5   Exclusive Dealings.........................................  14

   4.6  Expenses...................................................  15
   4.7  Assignment of FCC License..................................  15
   4.8  Certain Tax Matters........................................  15

ARTICLE 5 - CONDITIONS TO CLOSING..................................  15

   5.1  Conditions To Obligations Of Satellink.....................  15
   5.2  Conditions to Obligations of Hyde's and Shareholder........  17

ARTICLE 6 - TERMINATION............................................  19

   6.1  When Agreement May be Terminated...........................  19
   6.2  Effect of Termination......................................  19
   6.3  Payment of Expenses on Termination.........................  19

ARTICLE 7 - INDEMNIFICATION........................................  20

   7.1  Definitions................................................  20
   7.2  Agreement of Buyer Indemnitor to Indemnify.................  21
   7.3  Agreement of Seller Indemnitor to Indemnify................  21
   7.4  Procedures for Indemnification.............................  22
   7.5  Third Party Claims.........................................  22
   7.6  Indemnification Exclusive Remedy...........................  23
   7.7  Time Limitations...........................................  24
   7.8  Limitations as to Amount...................................  24
   7.9  Subrogation................................................  24
   7.10 Satellink's Right of Set-Off...............................  24
   7.11 Taxes and Insurance........................................  25

ARTICLE 8 - MISCELLANEOUS.........................................   25

   8.1  Definitions................................................  25
   8.2  Nature And Survival of Representations.....................  31
   8.3  Amendment..................................................  31
   8.4  Waiver.....................................................  31
   8.5  Governing Law..............................................  32
   8.6  Notices....................................................  32
   8.7  Invalid Provision..........................................  33
   8.8  Assignment.................................................  33
   8.9  Binding Effect.............................................  33
   8.10 Further Assurances.........................................  33
   8.11 Headings...................................................  33
   8.12 Person and Gender..........................................  34
   8.13 Entire Agreement...........................................  34
   8.14 Arbitration................................................  34
   8.15 Breakup Fee................................................  34
   8.16 Execution in Counterparts..................................  34
   8.17 Interpretations............................................  34
   8.18 Confidentiality............................................  35
SIGNATURES.........................................................  36

                               LIST OF EXHIBITS
                               ----------------

EXHIBIT   DESCRIPTION
--------  -----------

A.        Form of Promissory Note.

B.        Form of Hyde's' Legal Opinion.

C.        Form of Non-Compete Agreement.

D.        Form of Satellink's Legal Opinion.

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of April 9, 1998, by and among SATELLINK PAGING, LLC ("SATELLINK"), A
GEORGIA LIMITED LIABILITY COMPANY,; AND HYDE'S STAY IN TOUCH, INC. ("HYDE'S"), A LOUISIANA CORPORATION; AND THE SOLE SHAREHOLDER OF HYDE'S, R. DANIEL HYDE, JR. ("SHAREHOLDER").


                                   PREAMBLE
                                   --------

     Shareholder is the record and beneficial owner of all of the issued and outstanding shares of Hyde's Common Stock (the "SHARES"). Shareholder desires to sell all of the Shares to Satellink, and Satellink desires to purchase the Shares from Shareholder, upon the terms and subject to the conditions set forth in this Agreement. The transactions described in this Agreement are subject to the approval of the Federal Communications Commission (the "FCC") and the satisfaction of certain other conditions described in this Agreement.

     Certain terms used in this Agreement are defined in Section 8.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                               PURCHASE AND SALE
                               -----------------

     1.1  PURCHASE AND SALE.    Upon the terms and subject to the conditions
          -----------------
of this Agreement, Shareholder shall sell to Satellink, and Satellink shall purchase from such Shareholder, all of the Shares (the "STOCK PURCHASE"). The purchase price for the Shares purchased hereunder (the "PURCHASE PRICE") shall be an amount equal to the Net Equity Value determined by reference to the Closing Financial Data.

     1.2  TIME AND PLACE OF CLOSING.
          -------------------------

          (a) The closing of the transactions contemplated hereby (the "CLOSING") will take place at 9:00 A.M. on the date that the Closing Date occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the offices of Alston & Bird llp, 1201 W. Peachtree Street, Atlanta, Georgia 30309-3424. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Closing to occur on the last business day of the month in which the FCC consents to the transactions contemplated by this Agreement; provided however, that if such Consent is granted on or after the twenty-fifth (25) calendar day of such month, then the Closing will take place on the fifth business day of the following month.

          (b) Not later than five (5) business days prior to the Closing Date, Hyde's shall deliver or cause to be delivered to Satellink the Estimated Financial Data. At the Closing Shareholder shall deliver to Satellink the certificate or certificates representing the Shares sold by Shareholder hereunder, which certificate shall be duly endorsed by Shareholder for transfer to Satellink or accompanied by a duly executed assignment separate from such certificate. At the Closing, Satellink shall (a) pay to Shareholder, against delivery of a certificate or certificates duly endorsed for transfer representing the Shares respectively sold hereunder by Shareholder an amount equal to: (i) ninety percent (90%) of the Estimated Purchase Price, plus (ii) all cash and cash equivalents held by Hyde's as of the Closing Date; plus (iii) the aggregate purchase price of all pagers held in inventory by Hyde's as of the Closing Date, which payment shall be made by certified check or wire transfer to an account specified by Shareholder, and (b) deliver to Shareholder a promissory note (the "NOTE") substantially in the form set forth as EXHIBIT A hereto in an
                                                         ---------
amount equal to ten percent (10%) of the Estimated Purchase Price.

     1.3  CLOSING BALANCE SHEET
          ---------------------

          (a) Within thirty (30) days after the Closing Date, Shareholder will cause to be prepared and delivered to Satellink the Closing Financial Data, which Closing Financial Data shall be accompanied by a Schedule setting forth the difference, if any, between the Net Equity Value based on the Closing Financial Data and the Net Equity Value based on the Estimated Financial Data (collectively, the "ADJUSTMENT DATA"), prepared in accordance with GAAP.

          (b) Within thirty (30) days after receipt of the Adjustment Data (the "NOTIFICATION PERIOD"), Satellink will notify Shareholder in writing of any objections Satellink may have to the Adjustment Data. In the absence of such written objections timely made, Satellink shall be deemed to have approved the Adjustment Data for purposes of the adjustment, if any, to be made pursuant to this Section 1.3 on the expiration of the Notification Period. If Satellink timely notifies Shareholder in writing of objections to the Adjustment Data, and if any such objections cannot be resolved by Shareholder and Satellink within thirty (30) days after receipt by Shareholder of such objections, such dispute shall immediately be referred to a mutually satisfactory independent certified public accounting firm of national reputation which has not been employed by either Satellink or Hyde's, or any affiliate of either Satellink or Hyde's, during the one (1) year preceding the date of such referral and which has agreed to meet the time deadlines imposed herein. The determination of such firm with respect to such dispute (the "DETERMINATION"), which shall occur on or prior to ninety (90) days after the Adjustment Data has been received by Satellink, shall be conclusive and binding on the parties hereto. Satellink and Shareholder shall each pay one-half of the fees of such firm incurred in resolving such dispute. Hyde's shall, upon request of Satellink make available to Arthur Andersen & Co., accountants for Satellink, all work papers prepared in connection with the preparation of the Closing Financial Data.

          (c) If the aggregate amount of the Purchase Price based upon the Net Equity Value based on the Closing Financial Data (as the same may be adjusted as a result of any agreement between Shareholder and Satellink with respect to any objection raised by Satellink or as a result of the Determination) is greater than the Estimated Purchase Price, Satellink shall pay to Shareholder an amount equal to such difference. Such payment shall be made by wire transfer within two
(2) business days following the earliest to occur of (i) final approval of the Adjustment Data by Satellink, (ii) expiration of the Notification Period with no written objections being received by Shareholder, or (iii) receipt by Shareholder and Satellink of the Determination. If, however, the aggregate amount of the Purchase Price based on the Net Equity Value based on the Closing Financial Data (as the same may be adjusted as a result of any agreement between Shareholder and Satellink with respect to any objection raised by Satellink as a result of the Determination) is less than the Estimated Purchase Price, Shareholder shall pay to Satellink an amount equal to such difference. Such payment shall be made: (A) first by offsetting against the Note such difference; and (B) the balance, if any, by wire transfer to the account of Satellink within two (2) business days following the earliest to occur of: (i) final approval of the Adjustment Financial Data by Satellink: (ii) expiration of the Notification Period with no written objections being received by Shareholder; or (iii) receipt by Shareholder and Satellink of the Determination.

                                   ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
               -------------------------------------------------

     SHAREHOLDER HEREBY REPRESENTS AND WARRANTS TO SATELLINK AS FOLLOWS:

     2.1  ORGANIZATION, STANDING, AND POWER.    Hyde's is a corporation duly
          ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Louisiana, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Hyde's operates and conducts its business exclusively in the States of Louisiana and Texas (but only through the ownership or lease of tower space and the transmission of paging messages) and has applied to qualify to transact business as a foreign corporation in good standing in the State of Texas. The minute book and other organizational documents for Hyde's have been made available to Satellink for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board and shareholders thereof.

     2.2  AUTHORITY OF HYDE'S; NO BREACH BY AGREEMENT.
          -------------------------------------------

          (a) Hyde's has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Hyde's. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Hyde's, enforceable against Hyde's in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Hyde's, nor the consummation by Hyde's of the transactions contemplated hereby, nor compliance by Hyde's with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Hyde's articles of incorporation or bylaws or any resolution adopted by the Board of Hyde's, or (ii) except as disclosed on SCHEDULE 2.2, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Hyde's under any Contract or Permit of Hyde's or, (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Hyde's or any of its material Assets (including any Satellink Entity or Hyde's becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Satellink Entity or Hyde's being reassessed or revalued by any Taxing authority).

          (c) Other than Consents required from the FCC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Hyde's of the Stock Purchase and the other transactions contemplated in this Agreement.

     2.3  AUTHORITY OF SHAREHOLDER; NO BREACH BY AGREEMENT.
          ------------------------------------------------

          (a) Shareholder has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Shareholder's Closing Documents and to perform its obligations under this Agreement and Shareholder's Closing Documents. This Agreement represents a legal, valid, and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms. Upon the execution and delivery by Shareholder of Shareholder's Closing Documents, Shareholder's Closing Documents will constitute the legal, valid, and binding obligations of Shareholder, enforceable against Shareholder in accordance with their respective terms.

          (b) Neither the execution and delivery of this Agreement by Shareholder, nor the consummation by Shareholder of the transactions contemplated hereby, nor compliance by Shareholder with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Hyde's articles of incorporation or bylaws, or (ii) except as disclosed on SCHEDULE 2.3, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Hyde's under, any Contract or Permit of Hyde's, or, (iii) violate any Law or Order applicable to Shareholder or to Hyde's or any of its material Assets.

          (c) Other than Consents required from the FCC no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Shareholder of the transactions contemplated in this Agreement.

     2.4  CAPITAL STOCK.
          -------------

          (a) The authorized capital stock of Hyde's consists of (i) 9,970.6424 shares of Hyde's Common Stock, of which 70.6424 shares are issued and outstanding as of the date of this Agreement and not more than 70.6424 shares will be issued and outstanding on the Closing Date, and (ii) no shares of preferred stock. All of the issued and outstanding shares of capital stock of

Hyde's are duly and validly issued and outstanding and are fully paid and nonassessable under the LBCL. None of the outstanding shares of capital stock of Hyde's has been issued in violation of any preemptive rights of the current or past shareholders of Hyde's.

          (b) There are no shares of capital stock or other equity securities of Hyde's outstanding and no outstanding Equity Rights relating to the capital stock of Hyde's. Shareholder is the owner of all right, title and interest (legal and beneficial) in and to all of the Shares , free and clear of all Liens, and the Shares represent all of the issued and outstanding shares of Hyde's capital stock. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract for the purchase from Shareholder of any of the Shares, or any Contract or Equity Right for the purchase, subscription or issuance of any securities of Hyde's.

     2.5  HYDE'S SUBSIDIARIES.    Hyde's does not, directly or indirectly,
          -------------------
own any stock of, or other interest in, any Person. Hyde's does business under the names Stay in Touch Paging, Stay in Touch of Monroe, Thrifty Paging and Stay in Touch Paging of Natchitoches.

     2.6  FINANCIAL STATEMENTS.    Attached hereto as SCHEDULE 2.6 are (a)
          --------------------
the audited balance sheets of Hyde's as of December 31, 1997, 1996 and 1995 and the related statements of income, stockholders' equity and statements of cash flows of each of the years ended December 31, 1997, 1996 and 1995 (the "FINANCIAL STATEMENTS"). The Financial Statements: (a) have been prepared in
 --------------------
accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto); (b) present fairly the financial position of Hyde's as of the dates indicated and present fairly the results of each of Hyde's operations for the periods then ended; and (c) are in accordance with the books and records of Hyde's, which have been properly maintained and, to the Knowledge of Hyde's, are complete and correct in all material respects.

     2.7  ABSENCE OF UNDISCLOSED LIABILITIES.    Hyde's does not have any
          ----------------------------------
Liabilities of the type required by GAAP to be reflected on the balance sheet of Hyde's as of December 31, 1997 included in the Financial Statements which are not reflected therein or in the notes thereto. Hyde's has not incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid: (i) in the ordinary course of business consistent with past business practice; or (ii) in connection with the transactions contemplated by this Agreement. Hyde's is not directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person.

     2.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.    Since December 31, 1997,
          ------------------------------------
except as disclosed in the Financial Statements delivered prior to the date of this Agreement: (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and (ii) Hyde's has not intentionally or grossly negligently taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Hyde's provided in Article 4.

     2.9  TAX MATTERS.  Except as set forth on SCHEDULE 2.9:
          -----------

          (a) Hyde's has timely filed with the appropriate Governmental Authorities all required Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Hyde's is not currently the beneficiary of any extension of time within which to file any Tax Returns. All Taxes (whether or not shown on any Tax Return) for all periods ending on or before the Closing Date, have been fully paid or appropriate deposits or adequate accruals have been made therefor in the Financial Statements and will be made therefor in the Estimated Financial Data.

          (b) The reserves for Taxes in the Estimated Financial Data will be sufficient for the payment of all unpaid Liabilities for Taxes of Hyde's (whether or not disputed) for all activities which occurred and all assets owned for the periods ended on or before the Closing Date. Hyde's has not been delinquent in the payment of any Tax, assessment, deposit or other charge by any Governmental Authority and no Liability is pending or has been assessed, asserted, or threatened against Hyde's or any of its assets in connection with any Tax. Hyde's has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted against Hyde's or any of its assets, including without limitation, any claim by any Governmental Authority in any jurisdiction where Hyde's did not file Tax Returns that Hyde's is or may be subject to or liable for Taxes imposed by that Governmental Authority or jurisdiction. There are no Liens for any Taxes on any of Hyde's assets.

          (c) None of Hyde's Tax Returns have ever been audited by the IRS or any other Governmental Authority and Hyde's has not waived any statute of limitations in respect of Taxes or agreed to a Tax assessment or deficiency. For federal income Tax purposes, Hyde's has been a "small business corporation" as defined in Section 1361(b) of the Code with a valid election and qualified to be taxed under the provisions of Subchapter S of the Code at all times during its existence, and Hyde's will be an S corporation up to and including the Closing Date. Hyde's has qualified at all times during its existence to be taxed under similar provisions of state and local income Tax law in each jurisdiction in which it is required to file Tax Returns. Hyde's has not filed any consent under
Section 341(f) of the Code relating to collapsible corporations. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of any of the transfers contemplated by this Agreement and Hyde's will provide any certificate requested by Satellink at Closing with respect thereto.

          (d) Neither Hyde's nor any Subsidiary of Hyde's has, in the past 10 years, acquired assets from another corporation in a transaction in which Hyde's or such Subsidiary's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

     2.10  ASSETS.
           ------

           (a) Hyde's has good and marketable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of Hyde's are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Hyde's past practices.

           (b) All items of inventory of Hyde's reflected on the most recent balance sheet included in the Financial Statements delivered prior to the date of this Agreement and prior to the Closing Date consisted and will consist, as applicable, of items of a quality and quantity usable and salable in the ordinary course of business and conform to generally accepted standards in the industry in which Hyde's is a part.

           (c) The accounts receivable of Hyde's as set forth on the most recent balance sheet included in the Financial Statements delivered prior to the date of this Agreement or arising since the date thereof; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not, to the Knowledge of Hyde's, subject to valid defenses, set-offs or counterclaims; and are, to the Knowledge of Hyde's, collectible within 90 days after billing at the full recorded amount thereof.

          (d) All Assets which are material to Hyde's business, held under leases or subleases by Hyde's, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

          (e) Hyde's currently maintains insurance as set forth on SCHEDULE 2.10(E). Hyde's has not received notice from any insurance carrier that: (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on SCHEDULE 2.10(E) there are presently no claims for amounts exceeding in any individual case $1,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by Hyde's under such policies.

           (f) The Assets of Hyde's include all Assets required to operate the business of Hyde's as presently conducted.

     2.11  INTELLECTUAL PROPERTY.  SCHEDULE 2.11 contains a true and
           ---------------------
complete list of all Intellectual Property owned or used by Hyde's, including a brief description of each item of Intellectual Property and the nature of Hyde's interest thereon. To the Knowledge of Hyde's, Hyde's owns or has a license to use all of the Intellectual Property used by Hyde's in the course of its business. Hyde's is the owner of or has a license to any Intellectual Property sold or licensed to a third party by Hyde's in connection with Hyde's Entity's business operations, and Hyde's has the right to convey by sale or license any Intellectual Property so conveyed. Hyde's is not in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Hyde's threatened, which challenge the rights of Hyde's with respect to Intellectual Property used, sold or licensed by Hyde's in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Hyde's, the conduct of the business of Hyde's does not infringe any Intellectual Property of any other person and Hyde's has not received notice of any claim alleging such infringement. Notwithstanding anything to the contrary set forth herein, there has been no registration by Hyde's of any intellectual property other than the registration of the name "Thrifty Paging" as a trade name, trademark and service mark with the State of Louisiana and incorporation of Hyde's in the State of Louisiana. Except as on SCHEDULE 2.11, Hyde's is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in SCHEDULE 2.11, every officer, director, or employee of Hyde's is a party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to Hyde's and to keep confidential any trade secrets, proprietary data, customer information, or other business information of Hyde's, and no such officer, director or employee is party to any Contract with any Person other than Hyde's which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than Hyde's or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than Hyde's. Except as disclosed in SCHEDULE 2.11, no officer, director or employee of Hyde's is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including Hyde's.

     2.12  ENVIRONMENTAL MATTERS.
           ---------------------

           (a) To the Knowledge of Hyde's, Hyde's, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Law, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

           (b) There is no Litigation pending or, to the Knowledge of Hyde's, threatened before any court, governmental agency, or authority or other forum in which Hyde's or any of its Operating Properties or Participation Facilities (or Hyde's in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Hyde's or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of Hyde's, is there any reasonable basis for any Litigation of a type described in this sentence.

           (c) During the period of (i) Hyde's ownership or operation of any of its current properties, (ii) Hyde's participation in the management of any Participation Facility, or (iii) Hyde's holding of a security interest in a Operating Property, to the Knowledge of Hyde's, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) Hyde's ownership or operation of any of its current properties, (ii) Hyde's participation in the management of any Participation Facility, or (iii) Hyde's holding of a security interest in a Operating Property, to the Knowledge of Hyde's, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

     2.13  COMPLIANCE WITH LAWS.    Hyde's has in effect all Permits
           --------------------
necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Hyde's:

           (a) is not in Default under any of the provisions of its articles of Incorporation or bylaws (or other governing instruments);

           (b) is not in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

           (c) has not since January 1, 1995, received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Hyde's is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or FCC Licenses, or (iii) requiring Hyde's to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Satellink.

     2.14  LABOR RELATIONS.    Hyde's is not the subject of any Litigation
           ---------------
asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Hyde's to bargain with any labor organization as to wages or conditions of employment, nor is Hyde's party to any collective bargaining agreement, nor is there any strike or other labor dispute involving Hyde's, pending or threatened, or to the Knowledge of Hyde's, is there any activity involving Hyde's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     2.15  EMPLOYEE BENEFIT PLANS.
           ----------------------

           (a) Except as set forth on SCHEDULE 2.15, Hyde's has no pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, written employee programs, arrangements, or agreements, medical, vision, dental, or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "HYDE'S BENEFIT PLANS").

          (b) Hyde's has not engaged in a transaction with respect to any Hyde's Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Hyde's to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

          (c) Within the six-year period preceding the Closing Date, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Hyde's with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Hyde's has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Hyde's Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (d) Hyde's does not have any Liability for retiree health and life benefits under any of the Hyde's Benefit Plans and there are no restrictions on the rights of Hyde's to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

          (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Hyde's from Hyde's under any Hyde's Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Hyde's Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (f) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Hyde's and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Hyde's Financial Statements to the extent required by and in accordance with GAAP.

     2.16 MATERIAL CONTRACTS.    Except as disclosed on SCHEDULE 2.16, Hyde's
          ------------------
is not, nor are any of Hyde's Assets, businesses, or operations, a party to, or bound or affected by, or receives benefits under: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $20,000; (ii) any Contract relating to the borrowing of money by Hyde's or the guarantee by Hyde's of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business);
(iii) any Contract which prohibits or restricts Hyde's from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (iv) any Contract between or among Hyde's and any Affiliate of Hyde's; (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses); (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $1,000), as of the date of this Agreement (together with all Contracts referred to in Sections 2.10(d) and 2.15(a), the "HYDE'S CONTRACTS"). With respect to each Hyde's Contract and except as disclosed in SCHEDULE 2.16: (i) the Contract is in full force and effect; (ii) Hyde's is not in Default thereunder; (iii) Hyde's has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Hyde's, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of Hyde's for money borrowed is prepayable at any time by Hyde's without penalty or premium.

     2.17  LEGAL PROCEEDINGS.    There is no Litigation instituted or pending,
           -----------------
or, to the Knowledge of Hyde's, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Hyde's, or against any director, employee or employee benefit plan of Hyde's, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Hyde's.
SCHEDULE 2.17 contains a summary of all Litigation as of the date of this Agreement to which Hyde's is a party and which names Hyde's as a defendant or cross-defendant or for which Hyde's has any potential Liability.

     2.18  REPORTS.    Since January 1, 1993, or the date of organization if
           -------
later, Hyde's has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     2.19  STATEMENTS TRUE AND CORRECT.    No statement, certificate,
           ---------------------------
instrument, or other writing furnished or to be furnished by Hyde's or any Affiliate thereof to Satellink or any Affiliate of Satellink pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Hyde's or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     2.20  REGULATORY MATTERS.    Neither Hyde's nor Shareholder or any
           ------------------
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     2.21  CHARTER PROVISIONS.    Hyde's and Shareholder have taken all
           ------------------
action so that the entering into of this Agreement and the consummation of the Stock Purchase and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws or other governing instruments of Hyde's or restrict or impair the ability of any Satellink Entity to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Hyde's that may be directly or indirectly acquired or controlled by them.

     2.22  CONSENTS AND APPROVALS.    Except as set forth on SCHEDULE 2.22, the
           ----------------------
execution, delivery and performance of this Agreement by Hyde's and the consummation of the transactions contemplated hereby do not require any consent, approvals or authorization of, or registration or filing with, any Person or Governmental Authority.

     2.23  BROKERAGE.    Neither Hyde's nor Shareholder has made any agreement
           ---------
or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.


                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF SATELLINK
                  -------------------------------------------

     Satellink hereby represents and warrants to Hyde's and Shareholder as follows:

     3.13  ORGANIZATION, STANDING, AND POWER.    Satellink is a limited
           ---------------------------------
liability company duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Satellink is duly qualified or licensed to transact business as a foreign limited liability company in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     3.2  AUTHORITY; NO BREACH BY AGREEMENT.
          ---------------------------------

           (a) Satellink has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary action in respect thereof on the part of Satellink. This Agreement represents a legal, valid, and binding obligation of Satellink, enforceable against Satellink in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Satellink, nor the consummation by Satellink of the transactions contemplated hereby, nor compliance by Satellink with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of Satellink's Operating Agreement; or (ii) constitute or result in a Default under, or require any Consent pursuant to any Contract or Permit of any Satellink Entity; or (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Satellink Entity or any of their respective material Assets (including any Satellink Entity or Hyde's becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Satellink Entity or Hyde's being reassessed or revalued by any Taxing authority).

          (c) Other than the FCC no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Satellink of the Stock Purchase and the other transactions contemplated in this Agreement.

     3.3  BROKERAGE.  Except with regard to The Breckenridge Group, whose fees
          ---------
and expenses are the sole responsibility of Satellink, Satellink has not made any agreement or taken any other action which might cause any person or entity to become entitled to a broker's fee or a commission as a result of the transactions contemplated hereby.


                                   ARTICLE 4
                  CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS
                  -------------------------------------------

     4.1  OPERATION OF BUSINESS PENDING CLOSING.
          -------------------------------------

          (a) Prior to the Closing Date, except as set forth in subsection (b) below and except as necessary to effect the transactions contemplated by this Agreement, or except with the prior consent of Satellink, Hyde's shall conduct its business in the usual and ordinary course as currently being conducted, and without limiting the generality of the foregoing clause, Hyde's shall not do any of the following:

              (i) amend its articles of incorporation or bylaws, or merge, consolidate, liquidate or dissolve;

              (ii) issue any capital stock, any securities convertible or exchangeable into capital stock, or any options, warrants or rights with respect to capital stock, or split, subdivide or reclassify its capital stock;

              (iii) declare or pay any dividend or make any other distribution on its capital stock;

              (iv) increase the compensation or benefits of officers or employees of Hyde's or pay any bonuses except for normal and customary increases made or bonuses paid or accrued in accordance with past practices;

              (v) create or incur any Lien on any of its properties; or, except for the issuance of insurance contracts or policies and the settlement of insurance claims in the ordinary course of business, incur or assume any guaranty or other liability to discharge an obligation of another, or incur or assume any obligations for money borrowed, or cancel or discount any material debt owed to it;

              (vi)   enter into or terminate any Hyde's Contract;

              (vii) make any expenditure for fixed assets in excess of $10,000 for any single item or $100,000 in the aggregate;

              (viii) do or fail to do anything that will cause a breach of, or default under, any Hyde's Contract; or

              (ix) make any change (whether or not material) in its accounting procedures, methods, policies or practices or the manner in which Hyde's maintains its records.

          (b) Notwithstanding subsection (a) above, prior to the Closing Date, Hyde's shall pay all accrued but unpaid bonuses owed by Hyde's to its employees.

     4.2  ACCESS TO INFORMATION.  Subject to the provisions of Section 8.18,
          ---------------------
Hyde's and Shareholder shall give to Satellink and its authorized representatives, during normal business hours, reasonable access to all of Hyde's contracts, books and records, and Hyde's shall furnish to Satellink and its authorized representatives such additional financial, legal and other information with respect to Hyde's that Satellink may reasonably request.

     4.3  SCHEDULES.  At any time and from time to time between the date
          ---------
hereof and the date that is two business days prior to the Closing Date, Hyde's shall have the right and the continuing obligation to supplement any of the Schedules contained in Article 2 hereof, respectively, with respect to any matter arising or coming to the Knowledge of Hyde's after the date hereof that, if existing, occurring or known at such date, would have been required to be set forth or described in such Schedules.

     4.4  BEST EFFORTS.  Each of the Parties agrees to use its best efforts
          ------------
to take, or to cause to be taken, all reasonable actions and to do, or to cause to be done, all reasonable things necessary, proper or advisable under applicable Laws to perform their respective agreements, undertakings and obligations hereunder and to consummate the transactions contemplated by this Agreement. None of the Parties will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

     4.5  EXCLUSIVE DEALINGS.  Unless and until this Agreement is terminated
          ------------------
prior to Closing pursuant to Article 6, neither Hyde's nor any of its Affiliates, officers, directors, agents, advisers or Shareholder shall (i) directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other corporation, firm or individual for the sale of any of the Shares or of all or substantially all of the assets of Hyde's, whether through the direct purchase, merger, consolidation or other business combination (each an "ACQUISITION PROPOSAL"); or (ii) knowingly enter into any agreement or
 --------------------
understanding, whether oral or written, that would prevent the consummation of the transaction proposed hereby.

     4.6  EXPENSES.  If Closing does not occur as set forth in this Agreement,
          --------
the expenses of the parties hereto shall be paid as provided in Section 6.03.

     4.7  ASSIGNMENT OF FCC LICENSES.  Promptly upon execution of this
          --------------------------
Agreement, Hyde's agrees to execute all applications and any amendments thereto or additional applications, that may be necessary to obtain the FCC's Consent to the assignment of the FCC Licenses to Satellink. Satellink agrees to prepare all such applications and any amendments thereto and to cooperate with Hyde's in discharging this responsibility.

     4.8  CERTAIN TAX MATTERS.
          -------------------

          (a) Satellink, on the one hand, and Hyde's and Shareholder, on the other hand, shall provide the other parties to this Agreement, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to Liability for Taxes, and each will retain and provide the requesting party with any records or information that may be relevant to any of the foregoing

          (b) Satellink shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for Hyde's for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Satellink shall permit Shareholder to review and comment on each such Tax Return prior to filing.

          (c) Shareholder shall be responsible for the payment of all Liabilities of Hyde's for Taxes related or allocable to a period ending on or before the Closing Date. Hyde's and Satellink shall be responsible for all Taxes for periods commencing after the Closing Date.

          (d) All transfer Taxes (including, but not limited to, all stamp duties, in respect of the transfer or sale of all Shares) incurred by the Stockholders in connection with the transactions contemplated by this Agreement will be borne by Shareholder. Shareholder will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer Taxes.

                                   ARTICLE 5
                             CONDITIONS TO CLOSING
                             ---------------------

          5.1  CONDITIONS TO OBLIGATIONS OF SATELLINK.  The obligations of
               --------------------------------------
Satellink to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Satellink at Satellink's option):

          (a) Bringdown of Representations and Warranties.  The representations
              -------------------------------------------
and warranties of each of Hyde's and Shareholder contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Satellink shall have received certificates to such effect signed by Shareholder and an authorized officer of Hyde's.

          (b) Performance and Compliance.  Hyde's shall have performed all of
              --------------------------
the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Satellink shall have received a certificate to such effect signed by an authorized officer of Hyde's.

          (c) Opinion of Counsel.  Satellink shall have received from Greer &
              ------------------
Frazier, counsel for Hyde's, an opinion dated the Closing Date substantially in the form of EXHIBIT B.
            ---------

          (d) Satisfactory Instruments.  All instruments and documents required
              ------------------------
on Hyde's' and Shareholder's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Satellink and shall be in form and substance reasonably satisfactory to Satellink and its counsel.

          (e) Litigation.  No order of any court or administrative agency shall
              ----------
be in effect which enjoins or prohibits the transactions contemplated hereby or which would limit or materially adversely affect Satellink's ownership or control of Hyde's or the business of Hyde's, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority: (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; or (ii) which might have a Material Adverse Effect on the future conduct of the business of Hyde's.

          (f) No Material Adverse Effect.  There shall not have occurred any
              --------------------------
Material Adverse Effect with respect to Hyde's, or any condition or event which is reasonably likely to result in a Material Adverse Effect, subsequent to December 31, 1997.

          (g) Incumbency Certificate.  Hyde's shall have delivered to Satellink
              ----------------------
an incumbency certificate dated the Closing Date certifying the incumbency of all officers of Hyde's who have executed this Agreement or any of the other agreements, documents or instruments required to be delivered hereunder. This certificate shall contain specimens of the signatures of each of such officers and shall be executed by an officer of Hyde's other than an officer whose incumbency or authority is certified.

          (h) Certificate of Good Standing.  Hyde's shall have delivered to
              ----------------------------
Satellink, with respect to Hyde's, a certificate of the Secretary of State of Louisiana, dated not more than 10 days before the Closing Date, stating that Hyde's is a corporation in good standing under the laws of such state and has paid all applicable Taxes due to such state.

          (i) Certified Copies of Resolutions.  Hyde's shall have delivered to
              -------------------------------
Satellink copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Hyde's, of resolutions adopted by the Board of Hyde's, and of resolutions adopted by the shareholders of Hyde's, approving this Agreement and the consummation of the transactions contemplated hereby.

          (j) Delivery of Original Records.  Hyde's shall have delivered to
              ----------------------------
Satellink the original corporate minute books for Hyde's, along with the certificates representing the issued and outstanding shares of capital stock of Hyde's.

          (k) Consents.  Hyde's shall have obtained the consents of all third
              --------
parties to the Contracts and leases set forth on SCHEDULES 2.2 and 2.3 and shall deliver written evidence of such consents at the Closing.

          (l) Non-Compete.  Each of Messrs. R. Daniel Hyde, Jr., R. Daniel Hyde,
              -----------
III and Steven P. Hyde shall have entered into, executed and delivered a Non-Compete Agreement substantially in the form of EXHIBIT C hereto.
                                               ---------

          (m) Repayment of Debt.  All debts and other amounts owed by
              -----------------
Shareholder to Hyde's shall be repaid in full and Hyde's shall deliver satisfactory evidence of such repayment to Satellink at Closing.

          (n) Assignment of FCC Licenses.  The FCC shall have approved the
              --------------------------
assignment of all FCC licenses to Satellink.

          (o) Shareholder Releases.  Satellink shall have received from
              --------------------
Shareholder a Shareholder's release duly executed by Shareholder.

          (p) Texas Qualification.  Hyde's shall be duly qualified or licensed
              -------------------
to transact business as a foreign corporation in good standing in the State of Texas. Hyde's shall have paid all franchise taxes, penalties and late fees, if any, owed to the State of Texas as a result of Hyde's conduct of business therein. Hyde's shall have taken all actions and executed such agreements and undertakings as Satellink and its counsel shall reasonably require to ensure that any past failure by Hyde's to qualify to transact business as a foreign corporation in the State of Texas has not and will not have a Material Adverse Effect on Hyde's.

     5.2  CONDITIONS TO OBLIGATIONS OF HYDE'S AND SHAREHOLDER.  The obligations
          ---------------------------------------------------
of Hyde's and Shareholder to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Hyde's or Shareholder's at Hyde's or Shareholder's option):

          (a) Bringdown of Representations and Warranties.  The representations
              -------------------------------------------
and warranties of Satellink contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Hyde's shall have received a certificate to such effect signed by authorized officers of Satellink.

          (b) Performance and Compliance.  Satellink shall have performed all of
              --------------------------
the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Hyde's shall have received a certificate to such effect signed by authorized officers of Satellink.

          (c) Opinion of Counsel.  Hyde's shall have received from Alston & Bird
              ------------------
llp, counsel for Satellink, an opinion dated the Closing Date substantially in the form of EXHIBIT D.
            ---------

          (d) Satisfactory Instruments.  All instruments and documents required
              ------------------------
on Satellink's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Hyde's and shall be in form and substance reasonably satisfactory to Hyde's and its counsel.

          (e) Litigation.  No order of any court or administrative agency shall
              ----------
be in effect which enjoins or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

          (f) Incumbency Certificate.  Satellink shall have delivered to Hyde's
              ----------------------
an incumbency certificate dated the Closing Date certifying the incumbency of all officers of the Manager of Satellink who have executed this Agreement or any of the other agreements, documents or instruments required to be delivered hereunder. This certificate shall contain specimens of the signatures of each of such officers and shall be executed by officers of the Manager of Satellink other than an officer whose incumbency or authority is certified.

          (g) Certificate of Good Standing..  Satellink shall have delivered to
              -----------------------------
Hyde's a certificate of the Secretary of State of Georgia, dated not more than 10 days before the Closing Date, stating that Satellink is a limited liability company in good standing under the laws of the State of Georgia.

          (h) Certified Copies of Resolutions.  Satellink shall have delivered
              -------------------------------
to Hyde's copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Satellink, of resolutions adopted by the Manager of Satellink approving this Agreement and the consummation of the transactions contemplated hereby.

          (i) Non-Compete.  Satellink shall have entered into, executed and
              -----------
delivered to each of Messrs. R. Daniel Hyde, Jr., R. Daniel Hyde, III and Steven
P. Hyde the Non-Compete Agreement substantially in the form of EXHIBIT C hereto.
                                                               ---------

          (j) Promissory Note.  Satellink shall have entered into, executed and
              ---------------
delivered to Shareholder the Note substantially in the form of EXHIBIT A hereto.
                                                               ---------


                                   ARTICLE 6
                                  TERMINATION

     6.1  WHEN AGREEMENT MAY BE TERMINATED. This Agreement may be terminated at
          --------------------------------
any time prior to Closing:

          (a) By Satellink (i) at any time if any representation and warranty of Hyde's or Shareholder contained in Article 2 was incorrect in any material respect when made or becomes incorrect in any material respect at any time after the date hereof and prior to the Effective Time, (ii) at any time if Hyde's fails to comply in any material respect with any provision of Article 4 binding upon it, or (iii) upon written notice to Hyde's given on or at any time after July 31, 1998 if all the conditions precedent set forth in Section 5.1 to be performed by Hyde's have not been performed by that date; or

          (b) By Hyde's: (i) at any time if any representation and warranty of Satellink contained in Article 3 was incorrect in any material respect when made or becomes incorrect in any material respect at any time after the date hereof and prior to the Effective Time, or (ii) upon written notice to Satellink given on or at any time after July 31, 1998 if all the conditions precedent set forth in Section 5.2 to be performed by Satellink have not been performed by that date.

          (c) By mutual consent of Hyde's and Satellink.

     6.2  EFFECT OF TERMINATION. In the event of termination of this Agreement
          ---------------------
by either Satellink on the one hand, or Hyde's, on the other, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of any party or any party's officers or directors, except for liabilities arising from a breach of this Agreement prior to such termination, liabilities set forth in Section 6.3 below and Section 8.18. The provisions of Section 6.3, together with the provisions of Section 8.18 shall survive for a period of one year following the termination of this Agreement and shall not be extinguished thereby.

     6.3  PAYMENT OF EXPENSES ON TERMINATION.
          ----------------------------------

          (a) If this Agreement is terminated by Satellink pursuant to Section 6.1(a), Hyde's shall pay and reimburse Satellink for all expenses Satellink incurred prior to such termination in connection with the preparation of this Agreement and the transactions contemplated hereby, provided however, that Hyde's shall not be obligated to reimburse Satellink for any expenses in excess of $50,000. If this Agreement is terminated by Hyde's pursuant to Section 6.01(b), Satellink shall pay and reimburse Hyde's for all expenses Hyde's incurred prior to such termination in connection with the preparation of this Agreement and the transactions contemplated hereby, provided however, that Satellink shall not be obligated to reimburse Hyde's for any expenses in excess of $50,000. If this Agreement is terminated by Satellink and Hyde's pursuant to Section 6.01(c) or by Satellink pursuant to Section 6.1 as a result of the failure of the FCC to approve the assignment of the FCC Licenses to Satellink, which failure shall not be the result of any intentional act or grossly negligent omission by Hyde's, each party shall bear its own expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

          (b) In order to be entitled to any reimbursement of expenses pursuant to Section 6.03(a), the terminating party shall give the breaching party ten
(10) day's written notice of its intent to terminate this Agreement. If prior to the expiration of such ten (10) day period (the "Notice Period"), the breaching party gives the terminating party written notice of its intent to cure, the breaching party shall have seven (7) days from the expiration of the Notice Period to cure such breach, if cure is possible. Upon the expiration of such seven (7) days or the failure of the breaching party to cure, the terminating party shall be entitled to reimbursement of expenses in accordance with Section 6.3(a).


                                   ARTICLE 7
                                INDEMNIFICATION

     7.1  DEFINITIONS
          -----------

     For the purposes of this Article:

          (a) "BUYER INDEMNITEES" shall mean Satellink and its agents,
               -----------------
representatives, employees, officers, directors, shareholders, controlling persons and Affiliates.

          (b) "BUYER INDEMNITOR" shall mean Shareholder.
               ----------------

          (c) "INDEMNIFICATION CLAIM" shall mean a claim for indemnification
              ----------------------
hereunder.

          (d) "INDEMNITEE" shall mean Buyer Indemnitee or Seller Indemnitee, as
              -----------
appropriate.

          (e) "INDEMNITOR" shall mean Buyer Indemnitor or Seller Indemnitor, as
              -----------
 appropriate.

          (f) "LOSSES" shall mean any and all demands, claims, actions or causes
               ------
of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

          (g) "SELLER INDEMNITEE" shall mean Shareholder.

          (h) "SELLER INDEMNITOR" shall mean Satellink.

          (i) "THIRD PARTY CLAIM" shall mean any claim, suit or proceeding
               -----------------
(including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

     7.2  AGREEMENT OF BUYER INDEMNITOR TO INDEMNIFY
          ------------------------------------------

          (a) Subject to the terms and conditions of this Article, Buyer Indemnitor agrees, to indemnify, defend, and hold harmless Buyer Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a Buyer Indemnitee and resulting from, based upon, or arising out of:

               (i) the inaccuracy, untruth, or incompleteness of any material representation or warranty of Buyer Indemnitor contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Buyer Indemnitor or Hyde's in connection herewith, provided however, that for purposes of this Article 7, except for the representations and warranties set forth in Sections 2.11 and 2.12, any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a Material Adverse Effect, and any limitation of such representations and warranties as being "to the Knowledge of," "known to" or words of similar effect, shall be disregarded in determining the inaccuracy, untruth, incompleteness or breach thereof; or

               (ii) a breach of or failure to perform any material covenant or agreement of Buyer Indemnitor made in this Agreement.

     7.3  AGREEMENT OF SELLER INDEMNITOR TO INDEMNIFY
          -------------------------------------------

          (a) Subject to the terms and conditions of this Article, Seller Indemnitor agrees, to indemnify, defend, and hold harmless Seller Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a Seller Indemnitee and resulting from, based upon, or arising out of:

               (i) the inaccuracy, untruth, or incompleteness of any material representation or warranty of Seller Indemnitor contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Seller Indemnitor in connection herewith, provided however, that for purposes of this
Article 7, any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a Material Adverse Effect, and any limitation of such representations and warranties as being "to the Knowledge of," "known to" or words of similar effect, shall be disregarded in determining the inaccuracy, untruth, incompleteness or breach thereof; or

               (ii) a breach of or failure to perform any material covenant or agreement of Seller Indemnitor made in this Agreement.

     7.4  PROCEDURES FOR INDEMNIFICATION.
          ------------------------------

          (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

          (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in SECTION 7.4 hereof shall be observed by Indemnitee and Indemnitor.

          (c) If the Indemnification Claim involves a matter other than a Third Party Claim, I Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by Indemnitor and the dispute is not resolved by Indemnitee and Indemnitor within fifteen (15) days from the date Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section
8.14 of this Agreement.

          (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee or by an arbitration award or by any other final adjudication, Indemnitor shall pay the amount of such Indemnification Claim in accordance with the instructions of the Indemnitee within ten (10) days of the date such amount is determined.

     7.5  THIRD PARTY CLAIMS.  The obligations and liabilities of the parties
          ------------------
hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

          (a) Indemnitee shall give Indemnitor written notice of a Third Party Claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to Indemnitee. The failure of Indemnitee to notify Indemnitor of such claim shall not relieve Indemnitor of any liability that it may have with respect to such claim except to the extent Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by Indemnitor shall be an acknowledgment of the obligation of Indemnitors to indemnify Indemnitee with respect to such claim hereunder. If Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten
(10) days after written notice of such claim has been given to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

          (b) If, in the reasonable opinion of Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of Indemnitee), Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by Indemnitor, and the costs and expenses of Indemnitee in connection therewith shall be included as part of the indemnification obligations of Indemnitor hereunder, provided however, that Indemnitor shall not compromise or settle any such Third Party Claim without the prior written consent of Indemnitee, which consent will not be unreasonably withheld. If Indemnitee shall elect to exercise such right, Indemnitors shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

          (c) No settlement of a Third Party Claim involving the asserted liability of Indemnitors under this Article shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $50,000.00 or less where Indemnitor has not responded within ten
(10) business days of notice of a proposed settlement. If Indemnitor assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by Indemnitor without Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against Indemnitee (ii) the sole relief provided is monetary damages that are paid in full by Indemnitor and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee of a release, in form and substance satisfactory to Indemnitee, from all liability in respect of such Third Party Claim, and (b) Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

          (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

     7.6  INDEMNIFICATION EXCLUSIVE REMEDY.  The indemnification provisions
          --------------------------------
in this Article 7 shall be the exclusive remedy as between Satellink and Shareholder for any breach of the representations and warranties contained herein or related hereto, but such provisions shall not be the exclusive remedy for a failure of a party to timely perform any agreement or undertaking of such party set forth herein (other than representations and warranties), and any party damaged by such failure of performance shall have such rights and remedies with respect to such failure of performance as are provided by law or in equity.

     7.7  TIME LIMITATIONS.
          ---------------

          Buyer Indemnitor shall have no liability under clause (a)(i) of
Section 7.2 with respect to: (a) the breach of any representation or warranty, other than those set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.9, 2.10(a), 2.12, 2.13 and 2.15 hereof, unless on or before five (5) years after the Closing Date Buyer Indemnitor is given notice asserting an Indemnification Claim with respect thereto; (b) the breach of the representations and warranties of Buyer Indemnitor contained in Section 2.9 hereof, unless notice asserting an Indemnification Claim based thereon is given to Buyer Indemnitor prior to the expiration of the period of time when deficiencies may be assessed against Hyde's with respect to any tax period ended on or prior to the Effective Time; and (c) the breach of the representations and warranties of Buyer Indemnitor contained in Sections 2.12 and 2.15 unless on or before seven (7) years after the Closing Date Buyer Indemnitor is given notice asserting an Indemnification Claim with respect thereto. An Indemnification Claim based upon a breach of the representations and warranties set forth in Sections 2.2, 2.3, 2.4, 2.5, 2.10(a) or 2.13 or based upon the failure of any Buyer Indemnitor to perform the covenants and agreements to be performed by them hereunder may be made at any time.

          7.8  LIMITATIONS AS TO AMOUNT.   Notwithstanding anything to the
               ------------------------
contrary in this Agreement, Indemnitor shall be obligated to indemnify Indemnitee only with respect to Losses actually paid, suffered or incurred, if any only to the extent that the aggregate amount of such Losses exceeds $50,000 up to a maximum aggregate amount equal to the Purchase Price.

          7.9  SUBROGATION.  Upon payment in full of any Indemnification Claim,
               -----------
whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, Indemnitors shall be subrogated to the extent of such payment to the rights of Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

          7.10 SATELLINK'S RIGHT OF SET-OFF.  Notwithstanding anything to the
               -----------------------------
contrary herein contained, Satellink shall have the right to set-off against and deduct from the Note (a) any amount which Indemnitor becomes obligated (whether by agreement between one or more of the Indemnitor and Satellink or by arbitration award) to pay to Satellink hereunder, and (b) any other amounts which may be payable by the Indemnitor to Satellink under this Agreement or by virtue of the transactions provided for herein. Satellink's right of set-off shall be superior to any right of Indemnitor to request or direct payment of any part or all of the Note to or for the account of Indemnitor. Prior to exercising the aforementioned right of set-off, Satellink shall give Indemnitor ten (10) days written notice of its intent to exercise such right. If within ten (10) days of receiving such notice, Indemnitor objects in writing to Satellink's exercise of its right of set-off, then Satellink shall set aside and hold the disputed amount free of any obligation to pay over the disputed amount to or at the direction of Indemnitor, and Satellink's asserted right of set-off will be submitted to arbitration pursuant to Section 8.14 hereof. Notwithstanding anything to the contrary in this Agreement, all amounts set aside and held pending the resolution of arbitration shall remain set aside and held until the final resolution of such arbitration pursuant to Section 8.14 hereof. If at the time for payment of the Note, an Indemnification Claim has been asserted by Satellink but the Indemnitor obligation with respect thereto has not been finally determined or agreed upon, Satellink may withhold payment of such portion of the Note as shall be sufficient to pay and reimburse Satellink for all Losses upon which the Indemnification Claim is based and shall not be required to pay such withheld amount over to Indemnitor until ten (10) days following the final determination or agreement that the Indemnitors are not obligated to Indemnitees with respect to such Indemnification Claim or if obligated the Indemnitor have paid and satisfied such Indemnification Claim in full.

          7.11  TAXES AND INSURANCE.  Indemnitor and Indemnitees shall make
                -------------------
appropriate adjustments for tax benefits, insurance coverage and payments from third parties in determining Losses for purposes of this Article 7. All indemnification payments under this Article 7 shall be deemed adjustments to the Purchase Price.


                                   ARTICLE 8
                                 MISCELLANEOUS
                                 -------------

          8.1  DEFINITIONS.
               -----------

               (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

               "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "AGREEMENT" shall mean this Stock Purchase Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

               "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "BOARD" shall mean the Board of Directors of Hyde's.

               "CLOSING DATE" shall mean the date on which the Closing occurs.

           "CLOSING FINANCIAL DATA" shall mean the unaudited income statement, balance sheet and statement of cash flow of Hyde's for the twelve (12) month period ended or the last day of the month preceding the month in which the Closing Date occurs.

           "CONFIDENTIAL INFORMATION" shall mean any confidential or proprietary information about Shareholder or Hyde's; provided that it does not include information which Satellink can demonstrate: (i) is or becomes generally available to or known by the public other than as a result of improper disclosure by Satellink; (ii) is obtained by Satellink from a source other than Hyde's, provided that such source was not bound by a duty of confidentiality to Hyde's with respect to such information; or (iii) Satellink independently develops, without recourse to the Confidential Information.

           "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

           "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

           "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
   (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

           "EBITDA" shall mean Hyde's earnings without deduction for interest, income taxes, depreciation, amortization, officer's insurance premiums, officer's travel and entertainment and administrative fees.

           "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

           "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "ESTIMATED FINANCIAL DATA" shall mean the unaudited income statement balance sheet and statement of cash flow of Hyde's for the twelve month period ended March 31, 1998.

           "ESTIMATED PURCHASE PRICE" shall mean the Net Equity Value determined by reference to the Estimated Financial Data.

           "EXHIBITS" A through D inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

           "FCC" shall mean the Federal Communications Commission.

           "FCC LICENSE" means all of the right, title and interest of Hyde's and/or Shareholder in and to the licenses, permits, certificates, and governmental authorizations of Hyde's and/or Shareholder related to the operation of a radio station, including without limitation, FCC licenses for call signs WPLS710, WNVG895, WPLR493, WPFK860, WPEW921, WPIV669, WPKY249, WPDW222, WPBK913, WPGX829, WPKI269, WNMX586, WPFM424, WNRL353, WT5252255
   together with any applications and temporary authorizations for FCC licenses.

           "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

           "GLLCA" shall mean the Georgia Limited Liability Company Act.

           "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

           "GROSS ENTERPRISE VALUE" shall be equal to the sum of: (i) Hyde's EBITDA for the twelve month period ended on the last day of the month preceding the month in which the Closing Date occurs, multiplied by five.

           "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

           "HYDE'S COMMON STOCK" shall mean the no par value common stock of Hyde's.

           "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

           "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

           "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

           "LBCL" shall mean the Louisiana Business Corporation Law.

           "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

           "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect to the property, business, operations, prospects or financial condition of Hyde's or Satellink.

          "NET EQUITY VALUE" shall equal the Gross Enterprise Value less: (i) all liabilities of Hyde's which are required by GAAP to be reflected on Hyde's balance sheet; and (ii) all amounts owed to Hyde's by Shareholder.

          "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either Hyde's, Shareholder or Satellink, and "PARTIES" shall mean Hyde's, Shareholder and Satellink.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "REGULATORY AUTHORITIES" shall mean, collectively, the FCC, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

           "SATELLINK ENTITIES" shall mean, collectively, Satellink and Satellink Communications, Inc..

           "SHAREHOLDER'S CLOSING DOCUMENTS" shall mean all certificates to be delivered by Shareholder pursuant to Section 5.1(a).

           "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

           "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

           "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

           (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

     Acquisition Proposal                              Section 4.5
     Adjustment Data                                   Section 1.3
     Buyer Indemnitee                                  Section 7.1
     Buyer Indemnitor                                  Section 7.1
     Closing                                           Section 1.2
     Closing Financial Data                            Section 1.3
     Determination                                     Section 1.3
     ERISA Affiliate                                   Section 2.15(b)
     Estimated Financial Data                          Section 1.3
     Financial Statements                              Section 2.6
     Hyde's Benefit Plans                              Section 2.15

     Hyde's Contracts                                  Section 2.16
     Hyde's ERISA Plan                                 Section 2.15
     Hyde's Pension Plan                               Section 2.15
     Indemnitee                                        Section 7.1
     Indemnitor                                        Section 7.1
     Indemnitor Representative                         Section 7.1
     Indemnification Claim                             Section 7.1
     Losses                                            Section 7.1
     Note                                              Section 1.2
     Notification Period                               Section 1.3
     Notice Period                                     Section 6.3
     Purchase Price                                    Section 1.1
     Seller Indemnitee                                 Section 7.1
     Seller Indemnitor                                 Section 7.1
     Stock Purchase                                    Section 1.1
     Takeover Laws                                     Section 2.21
     Third Party Claim                                 Section 7.1
     Treasury Regulation                               Section 4.8

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     8.2  NATURE AND SURVIVAL OF REPRESENTATIONS.  The representations,
          --------------------------------------
warranties, covenants and agreements contained in this Agreement shall survive the Closing until that date which is five (5) years after the Closing Date, except that: (i) the representations and warranties contained in Section 2.9 shall survive the Closing until the expiration of the period of time when deficiencies may be assessed against Hyde's with respect to any tax period ended on or prior to the Effective Time; (ii) the representations and warranties contained in Sections 2.12 and 2.15 shall survive the Closing until the seventh anniversary of the Closing Date; and (iii) the representations and warranties contained in Sections 2.2, 2.3, 2.4, 2.5, 2.10(a) and 2.13 shall survive indefinitely. Satellink acknowledges that it has been afforded the opportunity to perform such investigation of Hyde's as it deems necessary or appropriate; however, no investigation by Satellink will diminish or obviate any of the representations, warranties, covenants or agreements or Satellink's right to rely upon such representations, warranties, covenants and agreements.

     8.3  AMENDMENT.  This Agreement may not be amended or modified without the
          ---------
prior written consent of all parties.

     8.4   WAIVER.  Failure to insist upon strict compliance with any of the
           ------
terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

     8.5  GOVERNING LAW.  Notwithstanding the place where this Agreement may be
          -------------
executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Louisiana without regard for its conflict of laws doctrine.

     8.6  NOTICES.  Any notice or other communication to be given hereunder
          -------
shall be in writing and shall be deemed sufficient when (i) mailed by United States certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (iv) delivered in person, at the address set forth below, or such other address as a party may provide to the other in accordance with the procedure for notices set forth in this Section:

          If to Satellink:

          Satellink Paging LLC
          1325 Northmeadow Parkway
          Suite 120
          Roswell, Georgia  30076
          Attention:  Mr. Jerry W. Mayfield
          Telephone: (770) 625-2599
          Telecopy:  (770) 625-2651

          with a copy (which shall not constitute notice) to:

          Alston & Bird LLP
          One Atlantic Center
          1201 W. Peachtree Street
          Atlanta, Georgia  30309
          Attention:  Sidney J. Nurkin, Esq.
          Telephone: (404) 881-7000
          Telecopy:  (404) 881-7777

          If to Hyde's:

          Hyde's Stay in Touch, Inc.
          5709 Shoreline
          Shreveport, Louisiana 71119
          Attn:  Mr. R. Daniel Hyde, Jr.
          Telephone: (318) 425-2255
          Telecopy:  (318) 869-4552
          with a copy (which shall not constitute notice) to:

          Greer & Frazier
          Post Office Box 404
          Shreveport, Louisiana 71162-0404
          Attn:  John M. Frazier, Esq.
          Telephone: (318) 222-0202
          Telecopy:  (318) 226-1364

          If to Shareholder:

          Mr. R. Daniel Hyde, Jr.
          5709 Shoreline
          Shreveport, Louisiana 71119
          Telephone: (318) 631-6324
          Telecopy:  ________________

          with a copy (which shall not constitute notice) to:

          Greer & Frazier
          Post Office Box 404
          Shreveport, Louisiana 71162-0404
          Attn:  John M. Frazier, Esq.
          Telephone: (318) 222-0202
          Telecopy:  (318) 226-1364

     8.7  INVALID PROVISION.  If any provision of this Agreement shall be
          -----------------
determined to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

     8.8  ASSIGNMENT.  This Agreement may not be assigned or delegated by any
          ----------
party without the prior written consent of all other parties, which consent shall not be unreasonably withheld or delayed. In the event of assignment of this Agreement the original parties shall remain bound to the obligations, terms, conditions and provisions of this Agreement.

     8.9  BINDING EFFECT.  This Agreement shall be binding upon and inure to
          --------------
the benefit of the Parties and their respective permitted successors and assigns.

     8.10 FURTHER ASSURANCES.  Each Party agrees to execute and deliver all such
          ------------------
further instruments and do all such further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

     8.11 HEADINGS.  Headings and captions contained in this Agreement are
          --------
inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

     8.12  PERSON AND GENDER.  The masculine gender shall include the feminine
           -----------------
and neuter genders and the singular shall include the plural.

     8.13  ENTIRE AGREEMENT.  This Agreement, together with its Schedules and
           ----------------
Exhibits, and the Letter of Intent and confidentiality agreement referenced therein, constitute the entire agreement of the parties with respect to matters set forth in this Agreement and the Letter of Intent, and supersede any prior understanding or agreement, oral or written, with respect to such matters. To the extent that the provisions of this Agreement and the Letter of Intent may be inconsistent, the provisions of this Agreement shall control.

     8.14  ARBITRATION.  The parties agree that any dispute between or among
           -----------
them arising out of or based upon this Agreement, or the consummation of the transactions provided for herein shall be submitted to and resolved by arbitration in Shreveport, Louisiana in accordance with the rules and procedures of the American Arbitration Association, and the decision of a single arbitrator in such dispute shall be final and binding on the parties to such arbitration proceeding. Except as the arbitrator may otherwise award or assess the expenses of any such proceeding, each party shall bear its own costs and expenses, including the expense of its counsel, in any such arbitration proceeding. The arbitrator shall be appointed by agreement of the parties. If there is no agreement upon a single arbitrator within fifteen (15) days after the submission of the dispute for arbitration, the arbitrator shall be selected by the following procedure: Satellink shall appoint one (1) arbitrator and Shareholder shall appoint one (1) arbitrator and the two appointed arbitrators shall select a mutually agreeable third arbitrator, which arbitrator shall arbitrate the dispute in accordance with this Section 8.14. If either of the two arbitrators is not so appointed or if the two arbitrators refuse or fail to appoint the third arbitrator within 30 days after the expiration of the aforementioned 15 day period, either party may request the American Arbitration Association to make the appointment in default in accordance with its rules then obtaining and the parties shall abide by any appointment so made.

     8.15  BREAKUP FEE. If Hyde's or any of its Affiliates, officers, directors,
           -----------
agents, advisors or shareholders breach the covenants set forth in Section 4.5 and, at any time on or prior to May 31, 1999, accept an Acquisition Proposal, then Hyde's shall become liable to Satellink for $50,000 (the "BREAKUP FEE").
                                                               -----------
The Breakup Fee shall be payable by cashier's check or wire transfer within five
(5) days of receipt by Hyde's of written notice from Satellink . The Breakup Fee shall be Satellink's exclusive remedy for any breach of the covenants set forth in Section 4.5.

     8.16  EXECUTION IN COUNTERPARTS.  This Agreement may be executed in any
           -------------------------
number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

     8.17  INTERPRETATIONS.  Neither this Agreement nor any uncertainty or
           ---------------
ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     8.18  CONFIDENTIALITY  Except as and to the extent required by law,
           ---------------
Satellink shall not disclose or use any Confidential Information with respect to Hyde's or Shareholder furnished, or to furnished, by either or their respective representatives to Satellink or its representatives in connection herewith at any time or in any manner other than in connection with its evaluation, and/or consummation of the proposed acquisition of Shares. If the proposed acquisition is not consummated for any reason, Satellink shall promptly destroy or return to Hyde's (and shall cause all of its agents and representatives to promptly destroy or return to Hyde's any Confidential Information in its possession. Satellink specifically agrees with Hyde's that Satellink shall not, under any circumstances except as and to the extent required by law, disclose these negotiations or pending sales of the stock of Hyde's to any person, which disclosure might reasonably result in employees of Hyde's becoming aware of such negotiation or sale. Satellink further agrees that it shall not contact or communicate with any employee or representative of Hyde's regarding the negotiations for or this pending sale other than the following employees and agents of Hyde's: R. Daniel Hyde, Jr.; Linda Davidson; Joe Miot; James N. Rachel; James W. Walker; and John M. Frazier.

                           [Signatures on Next Page]

     IN WITNESS WHEREOF, Shareholder has executed this Agreement under seal and each of the other Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                   SATELLINK PAGING, LLC

                                   By:  SATELLINK COMMUNICATIONS, INC.,
                                        its Manager

                                   By: /s/ Jerry W. Mayfield
                                       ----------------------------------
                                        Jerry W. Mayfield
                                        President


                                   HYDE'S STAY IN TOUCH, INC.


                                   By: /s/ R. Daniel Hyde, Jr.
                                       ----------------------------------
                                        R. Daniel Hyde, Jr.
                                        President


                                   THE SHAREHOLDER:


                                   /s/ R. Daniel Hyde, Jr. (SEAL)
                                       --------------------
                                   R. Daniel Hyde, Jr.